Exhibit 99.1

Intelligent Bio Solutions Unveils Key Performance Indicator Growth in the United Kingdom as Drug Screening Industry Combats Drug Test
Cheating and Searches for Simpler, Faster, Non-Invasive and More
Cost-Effective Solutions

NEW YORK, May 23, 2024 — Intelligent Bio Solutions Inc. (Nasdaq: INBS) (“INBS” or the “Company”), a medical technology company delivering intelligent, rapid, non-invasive testing solutions, today unveiled key performance indicators from its United Kingdom operations. These indicators have contributed to the Company’s growth as the drug screening industry continues to combat drug test cheating and searches for simpler, faster, non-invasive, and more cost-effective solutions.

For the nine months ended March 31, 2024, total revenue was, as previously reported, approximately $2.38 million, an increase of 193% year-over-year, of which the UK accounted for approximately 93% of revenue. During the nine-month period, the percentage of higher margin cartridge revenue accounted for approximately 49% of total revenue.

As of March 31, 2024, INBS provided its innovative, rapid, non-invasive drug testing solutions to more than 400 customers across more than 15 industries in the UK. In the 12 months ended March 31, 2024, the Company acquired 111 new accounts. The Company’s current growth in the UK is largely driven by organic lead generation through B2B referrals as a growing awareness of the Company’s drug testing solution spreads across the country. The successful adoption of INBS’ drug testing solution in the UK suggests promising potential for the Company in the United States following its planned FDA 510(k) submission and anticipated product launch in the first half of 2025.

The Company’s increasing market share in the UK suggests a growing need for effective testing solutions that address global drug challenges, including drug test cheating. The trend of increased drug test cheating, as recently highlighted in the May 15, 2024, Wall Street Journal (WSJ) article “More Workers Are Cheating on Drug Tests” by Joseph De Avila, underscores the necessity of a rapid on-site test such as INBS’ drug testing solution. The WSJ article shows that the number of workers cheating on drug tests is at its highest rate in more than 30 years. According to the article “Workforce Drug Test Cheating Surged in 2023, Finds Quest Diagnostics Drug Testing Index Analysis of Nearly 10 Million Drug Tests”, published by Quest Diagnostics, signs of drug test tampering in the general US workforce increased by more than six-fold in 2023 compared to 2022, marking the highest rate in more than 30 years of reporting by Quest. Additionally, substituted urine specimens increased 633% on 2022, and invalid tests increased by 45%. This data is based on a new analysis by Quest Diagnostics of nearly 9.8 million workforce drug tests. These trends emphasize the value of the Company’s solution, which prevents foul play and ensures sample integrity, reducing the risk of drug test cheating in the workplace.

“Our key performance metrics continue to grow as we gain market share and scale in the UK,” said Harry Simeonidis, President and CEO at INBS. “Our drug testing solution addresses several key industry concerns, including simplifying the process, rapid on-site results, non-invasive administration, and cost-effectiveness. Furthermore, we are seeing employers shift their approach to drug testing to combat the dramatic increase in cheating. This is a growing concern and cannot continue, as the safety of each individual exposed to these employees is of the utmost importance. We are proud of the rapid progress we have made in gaining market share in the UK and look forward to continue offering a new and better solution to the industry globally.”

About Intelligent Bio Solutions Inc.

Intelligent Bio Solutions Inc. (NASDAQ: INBS) is a medical technology company delivering innovative, rapid, non-invasive testing solutions. The Company believes that its Intelligent Fingerprinting Drug Screening System will revolutionize portable testing through fingerprint sweat analysis, which has the potential for broader applications in additional fields. Designed as a hygienic and cost-effective system, the test screens for recent use of drugs commonly found in the workplace, including opiates, cocaine, methamphetamine, and cannabis. With sample collection in seconds and results in under ten minutes, this technology would be a valuable tool for employers in safety-critical industries. Additionally, the Company’s biosensor platform has the potential to test for various indications, ranging from immunological conditions to communicable diseases. The Company’s current customer segments include construction, manufacturing and engineering, transport and logistics firms, drug treatment organizations, and coroners.

For more information, visit: http://www.ibs.inc/

Forward-Looking Statements:

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements in this press release include, without limitation, Intelligent Bio Solutions Inc.’s ability to successfully develop and commercialize its drug and diagnostic tests, realize commercial benefit from its partnerships and collaborations, and secure regulatory approvals, among others. Although Intelligent Bio Solutions Inc. believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Intelligent Bio Solutions Inc. has attempted to identify forward-looking statements by terminology, including “believes,” “estimates,” “anticipates,” “expects,” “plans,” “projects,” “intends,” “potential,” “may,” “could,” “might,” “will,” “should,” “approximately” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, included in Intelligent Bio Solutions’ public filings filed with the Securities and Exchange Commission. Any forward-looking statements contained in this release speak only as of its date. Intelligent Bio Solutions undertakes no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

Company Contact:

Intelligent Bio Solutions Inc.

info@ibs.inc

LinkedIn | Twitter

Investor & Media Contact:

Valter Pinto, Managing Director
KCSA Strategic Communications
PH: (212) 896-1254
INBS@kcsa.com